Exhibit 5.1

April 7, 2017

Colony Starwood Homes
8665 East Hartford Drive
Scottsdale, Arizona 85255

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law relating to the offering and sale by the Company of common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), in the Company, having a maximum aggregate offering price of $300,000,000 (the “Shares”), in at-the-market offerings, covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.The Prospectus Supplement, dated April 7, 2017 (the “Prospectus Supplement”) to the Prospectus, with respect to the offering and sale of the Shares, in the form filed with the Commission pursuant to Rule 424(b) promulgated under the 1933 Act;

3.The declaration of trust of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Colony Starwood Homes

April 7, 2017

6.The ATM Equity Offering SM Sales Agreement, dated as of the date hereof (the “Sales Agreement”), by and among the Company, Colony Starwood Homes Partnership, L.P., a Delaware limited partnership, and each of and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (each as “Agent” and together, the “Agents”);

7.Resolutions adopted by the Board of Trustees (the “Board”) of the Company (the “Board Resolutions”), relating to, among other matters, the execution, delivery and performance of the Sales Agreement, certified as of the date hereof by an officer of the Company;

9.A certificate executed by an officer of the Company, dated as of the date hereof; and

10.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.

All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied

Colony Starwood Homes

April 7, 2017

upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.	None of the Shares will be issued or transferred in violation of any restriction or limitation contained in the Declaration of Trust.
6.

Upon the issuance of any Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

7.

The number and certain terms of the offering and sale of the Shares from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland REIT Law, the Declaration of Trust, the Bylaws and the Board Resolutions (with such approvals referred to hereinafter as the “Trust Proceedings”) prior to the issuance thereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.

Upon the completion of all Trust Proceedings, the issuance of the Shares will be duly authorized for issuance and, when and if issued and delivered by the Company in accordance with the Trust Proceedings, the Board Resolutions, the applicable Sales Agreement and the Registration Statement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Colony Starwood Homes

April 7, 2017

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP